Exhibit 5.2

Sean C. Feller Partner T: +1 310.551.8746 M: +1 310.562.6985 sfeller@gibsondunn.com
June 4, 2025

Hewlett Packard Enterprise Company 1701 East Mossy Oaks Road Spring, TX 77389
Re:    Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”), of Hewlett Packard Enterprise Company, a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to an aggregate of $125,000,000.00 of deferred compensation obligations (the “Deferred Compensation Obligations”) to be issued under the Hewlett Packard Enterprise Executive Deferred Compensation Plan (the “Plan”).
In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Plan and such other documents, corporate records of the Company, certificates of officers of the Company and of public officials and other documents as we have deemed necessary or advisable to enable us to render this opinion. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder. We have also assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below. Finally, for purposes of the opinions set forth below, we have assumed that the Plan has been established and is intended to be maintained as a “top hat” plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is a plan that is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.
Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the Deferred Compensation Obligations, when issued in accordance with the terms of the Plan, will constitute legal, valid and binding obligations of the Company.

Gibson, Dunn & Crutcher LLP 2000 Avenue of the Stars Suite 1200N | Los Angeles, CA 90067-4700 | T: 310.552.8500 | F: 310.551.8741 | gibsondunn.com

        June 4, 2025

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). This opinion is limited to the effect of the current state of the DGCL and to the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.
We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,
/s/ Gibson, Dunn & Crutcher LLP
Gibson, Dunn & Crutcher LLP